Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128362, No. 333-68785, No. 333-89595 and No. 333-85609) of Westwood One, Inc. of our report dated March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to (i) the disclosures under the heading “Basis of Presentation, Going Concern and Management Plans Update” in Note 1 and (ii) discussion of the April 23, 2009 refinancing and recapitalization transaction in Note 6 and Note 20, as to which the date is June 22, 2009 and (iii) the effects of the reverse stock split as discussed under the heading “Earnings per Share” in Note 1, as to which the date is August 24, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
August 24, 2009